EXHIBIT 99.1
NEWS RELEASE

For Release:  IMMEDIATE

Contact:      Associates First Capital Corporation
              News Media: Joe Stroop, Phone (972) 652-4522
              Shareholders: 1-888-NYSE-AFS

              SPS Transaction Services, Inc.
              News Media: Jean Fargo, Phone (847) 405-3953
              Investors: Dave Rai, Phone (847) 405-4103


                      THE ASSOCIATES TO ACQUIRE ASSETS OF
                           SPS TRANSACTION SERVICES


DALLAS, April 20, 1998 - Associates First Capital Corporation (NYSE:AFS) and SPS Transaction Services, Inc. (NYSE:PAY), jointly announced today that The Associates has agreed to acquire substantially all of the assets of SPS, which consist of the stock of its two operating subsidiaries, for approximately $896 million. The sale, which is subject to customary conditions, including certain regulatory approvals and approval by SPS stockholders, has been approved by the directors of both corporations.

   SPS is a majority-owned indirect subsidiary of Morgan Stanley Dean Witter & Co. (MSDW). Since MSDW will assume certain liabilities and obligations incurred by SPS in connection with the sale, the per share price that will be distributed to SPS public stockholders, which will be approximately $32, will be greater than the per share price to be received by MSDW. The distribution of the purchase price to the SPS public stockholders will be effected pursuant to a merger of SPS with an indirect subsidiary of MSDW as soon as practical after the closing of the sale of assets. The per share amount to be received by the public stockholders will be set forth in the SPS proxy statement that will be mailed to stockholders in connection with a special stockholders meeting to vote upon the sale and the merger. A subsidiary of MSDW that owns approximately
73.3 percent of all SPS outstanding stock has entered into a voting agreement with The Associates to vote all of its shares of SPS in favor of the purchase. Holders of options to purchase SPS common stock who have not previously exercised their options will receive in the merger an amount of cash per share underlying such option equal to the amount, if any, by which the per share purchase price paid in the merger to holders of SPS stock exceeds the exercise price of the options.

   The acquisition will provide The Associates with a substantial portfolio of credit card receivables - including private-label relationships with market-leading corporations that have well-established brands - and a range of technology capabilities such as transaction processing, portfolio management and inbound teleservices.

   "This acquisition adds immediately to the size and capabilities of our credit card operation and has potential to make significant contributions to other businesses, as well. The possibilities for growth are substantial," said Keith W. Hughes, chairman and chief executive officer of The Associates. "We are acquiring a sound and profitable business with 4,500 talented employees, access to millions of new customers and a measurable enhancement of our technology platform."

   SPS, through its two principal subsidiaries -- SPS Payment Systems, Inc. and Hurley State Bank, manages a portfolio of private-label consumer and commercial credit card relationships. Managed credit card receivables outstanding at December 31, 1997 were $2.3 billion.

   SPS processes credit card transactions, administers consumer private label credit card programs, processes commercial accounts receivable and handles inbound teleservices. SPS net income for 1997 was $38.5 million on net revenues of $347 million. The company's 4,500 employees operate out of their Riverwoods, Ill. headquarters and four operations/call centers.

   "We are very positive about our new relationship," said Robert L. Wieseneck, president and chief executive officer of SPS. "We believe the acquisition by The Associates, a leading diversified finance company, will provide us with the opportunity to offer a wider variety of products and services to our clients and their customers.

   Philip J. Purcell, chairman and chief executive officer of MSDW commented, "SPS has performed well, but in the year since the creation of Morgan Stanley Dean Witter, we have developed a strategy that focuses more directly on our core securities, asset management and general credit services businesses."

   Associates First Capital Corporation (NYSE:AFS) is a leading provider of consumer and commercial financing, leasing and related services through 2,400 offices in eight countries. Headquartered in Dallas, it has managed assets of more than $63 billion and is one of the nation's 100 largest corporations, based on market capitalization.

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